                                   CELANESE AG


                               KRONBERG IM TAUNUS





                                MANAGEMENT REPORT


                                       AND


                        2002 ANNUAL FINANCIAL STATEMENTS



TABLE OF CONTENTS
-----------------

MANAGEMENT REPORT..............................................................2

AUDITORS' REPORT...............................................................9

INCOME STATEMENT..............................................................10

BALANCE SHEET.................................................................11

NOTES.........................................................................12

CORPORATE GOVERNANCE REPORT OF THE BOARD OF MANAGEMENT AND
SUPERVISORY BOARD.............................................................32

REPORT OF THE SUPERVISORY BOARD...............................................35

MANAGEMENT REPORT AND ANNUAL FINANCIAL STATEMENTS FOR THE FISCAL YEAR FROM JANUARY 1 THROUGH DECEMBER 31, 2002

This report contains the management report and the annual financial statements of Celanese AG for the fiscal year from January 1 through December 31, 2002 as well as the unqualified opinion of the auditor.

The separate 2002 financial report with the Group management report and the consolidated financial statements of Celanese AG, the management report and the 2002 annual financial statements of Celanese AG, as well as the summarized list of the 2002 investments will be available for inspection at the Annual General Meeting on April 1, 2003. These documents will be filed with the Commercial Register of the Konigstein im Taunus district court and publish them pursuant to German legal regulations in the Federal Gazette (Bundesanzeiger).

In addition, Celanese AG presents an Annual Report.

You can request all documents - also in German - by telephone from Celanese AG by calling +49 (0) 69 / 305 83199 or viewing them on our homepage at www.celanese.com.

The annual financial statements have been prepared in Euros.

MANAGEMENT REPORT

Celanese AG was founded on November 22, 1996 by Hoechst Aktiengesellschaft and named DIOGENES Erste Vermogensverwaltungs Aktiengesellschaft until October 21, 1999. Through a resolution of the Annual General Meeting of Hoechst Aktiengesellschaft on July 15 and 16, 1999, significant activities of the industrial chemicals sector were demerged from Hoechst Aktiengesellschaft and transferred to Celanese AG. The demerger and transfer were carried out with economic retroactive effect as per January 2, 1999 and became effective through the entry in the Commercial Register on October 22, 1999.

BUSINESS AND FINANCIAL CONDITION OF CELANESE AG

DEVELOPMENT OF THE SEGMENTS OF CELANESE

The business of Celanese AG as the strategic holding company of Celanese is driven by the development of the business of its operat-ing investments and their respective financing. The subsidiaries of Celanese operate in five core segments:

ACETYL PRODUCTS, the largest segment processes among other things natural gas and ethylene into a variety of basic chemicals. To strengthen this business Celanese acquired as of December 31, 2002 the European emulsions business (dispersions) as well as the global emulsions powder business (dispersion powders) from Clariant AG. The acquisition further increases the acetyl value chain.

Net sales for the Acetyl Products segment decreased by [EURO]232 million or 11% to [EURO]1,923 million. This was mainly the result of lower selling prices following the decline in hydrocarbon costs, particularly natural gas and ethylene.

Operating profit for the segment increased in the same period from an operating loss of [EURO]73 million to an operating profit of [EURO]145 million. The reason for the significant increase were restructuring charges in 2001 in the amount of [EURO]121 million, lower goodwill amortization expense due to changes in US-GAAP accounting of [EURO]33 million as well as higher margins since raw material prices decreased faster than selling prices.

The product range of Chemical Intermediates consists of acrylic acid and acrylates, oxo products and specialties.

In 2002 net sales of Chemical Intermediates decreased by 11% or [EURO]113 million to [EURO]907 million. This was due to lower selling prices following the decline in raw materials.

The operating loss of the segment decreased to [EURO]29 million as compared with [EURO]374 million in 2001. The main reason for this improvement were lower restructuring charges compared to the prior year in the amount of [EURO]325 million. In addition, the segment recorded [EURO]17 million less goodwill amortization expense due to changes in US-GAAP accounting.

ACETATE PRODUCTS produce cellulose acetate filament and tow which are primarily used in the production of fashion apparel and cigarette filters.

Net sales in the Acetate products segment decreased by [EURO]92 million to [EURO] 670 million. Lower sales volumes , especially for acetate filaments due to reduced demand from the U.S. and Asian textile industries and ongoing fiber substitution, contributed to this decrease.

Operating profit increased from a loss of [EURO]32 million in 2001 to a profit of [EURO]24 million in 2002. The main reason for this improvement were lower restructuring charges compared to the prior year in the amount of [EURO]50 million. In addition, the segment recorded [EURO]10 million less goodwill amortization expense due to changes in US-GAAP accounting.

The high performance polymers of TECHNICAL POLYMERS TICONA are well positioned at the upper end of the chemicals value chain. Ticona offers tailored solutions for industrial customers, especially in the electronics, telecommunications, automotive and medical sectors.

Net sales for the Ticona segment decreased by [EURO]16 million to total net sales in 2002 of [EURO]757 million. Lower selling prices as well as foreign exchange effects could only be partially offset by higher volumes.

The operating result increased from a loss of [EURO]15 million in 2001 to a profit of [EURO]22 million in 2002. The increase results mainly from higher margins and lower goodwill amortization expense due to changes in US-GAAP accounting of [EURO]23 million. Restructuring charges of [EURO]17 million partially offset those effects.

The PERFORMANCE PRODUCTS segment consisted of the OPP (oriented polypropylene)-films business of Trespaphan and the food ingredients business of Nutrinova. In 2002 Trespaphan was sold to a consortium of Dor-Moplefan and Bain Capital. The divestiture of Trespaphan is consistent with Celanese's focus on core activities. Accordingly, Trespaphan in 2002 is being shown as a discontinued operation.

Net sales of the Performance Products segment, that now consists solely of the Nutrinova food ingredients business, increased by 1% to [EURO]161 million. The increase reflects strong growth of the high intensity sweetener Sunett (R). A decline in selling prices almost offset the increase in volumes.

The operating profit in the Performance Products segment increased from [EURO]44 million to [EURO]48 million reflecting higher Sunett (R) volumes and, productivity improvements as well as cost reductions.

CONSOLIDATED NET ASSETS, FINANCIAL POSITION AND RESULTS OF OPERATIONS OF
CELANESE

The consolidated financial statements of Celanese are in accordance with generally accepted accounting principles in the United States of America (US-GAAP). Accordingly, all amounts in this section re-flect the US-GAAP amounts from the consolidated financial statements.

In 2002 Celanese reports net earnings of [EURO]187 million compared to a net loss of [EURO]385 million in 2001. The significant change results mainly from an improved operating result, which turned from an operating loss of [EURO]488 million in 2001 to an operating profit of [EURO]155 million in 2002. The main reason for this change are restructuring charges which amounted to [EURO]496 million in 2001 as compared to positive [EURO]1 million in 2002. The material restructuring charges in 2001 relate mainly to asset impairments, severance payments and closure costs in connection with the "Forward" and "Focus" projects which were initiated in 2001. These projects focused on working capital reduction, capital expenditure limitation and productivity improvements. Productivity improvements were also achieved in 2002 and contributed to the improvement in the operating result.

The financial result and the equity in net earnings of affiliates were slightly higher than in the prior year. Income taxes in 2002 reflected an expense of [EURO]53 million compared to income in 2001 of [EURO]126 million. In 2001 income taxes were positively impacted by the full recognition of previously reserved deferred tax assets of a subsidiary in Germany and the utilization of net operating loss carryforwards.

The consolidated statement of financial position reflects total assets of [EURO] 6,127 million as compared to [EURO]7,064 million in 2001; shareholder's equity amounted to [EURO]2,005 million compared to [EURO]2,210 million in 2001. The reduction of equity results mainly from negative effects from currency translation of [EURO]173 million and the additional minimum pension liability of [EURO]224 million. Net earnings contributed [EURO]187 million to equity. The equity ratio increased from 31% to 33%.

Trade working capital increased slightly from [EURO]605 million to [EURO]618 million. Net financial debt decreased by 40% from [EURO]835 million to [EURO]497 million as of the end of December 31, 2001 and 2002, respectively. This improvement was derived from a continuously high operating cash flow as well as net cash flows of approximately [EURO]100 million from divestitures and currency effects.

In 2002 Celanese had capital expenditures of [EURO]218 million as compared with [EURO]217 million in 2001. In addition, Celanese took a major step to enhance the value of its acetyl business through the acquisition of the European emulsions and global emulsions powder business of Clariant AG for [EURO]147 million. Emulsions are now part of the Acetyl Products Segment. In addition, Trespaphan, the OPP-film busi-ness of the Performance Products segment was divested for approximately [EURO]209 million.

Cash Flows of Celanese in 2002 generated from business operations and from the sale of investments were predominantly used to repay debt and fund pension obligations. In addition the proceeds were used for capital expenditures and acquisitions.

Financial debt as of December 31, 2002 and 2001 amounted to [EURO]615 million and [EURO]880 million, respectively. The financial debt was offset by cash and cash equivalents of [EURO]118 million and [EURO]45 million as of December 31, 2002 and 2001. [EURO]195 million of financial debt have maturities of less than one year.

NET ASSETS, FINANCIAL POSITION AND RESULTS OF OPERATIONS OF CELANESE AG

In 2002 the results of operations of Celanese AG improved considerably. The improvement was mainly derived from the income from investments that increased to a profit of [EURO]176 million in 2002 from a loss of [EURO]881 million in 2001.

The valuation of the net book values of the direct and indirect investments of Celanese AG depends mainly on the economic situation of these entities. Accordingly, Celanese reviews the value of those investments regularly. In 2002, Celanese wrote up the value of its investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus, to its original value of [EURO]112 million due to the continuous improvement of the financial position of this entity over the last years. In 2002, no impairments of investments were necessary. In 2001, based on reduced cash flow projections and the associated reduction in fair value of the investment in Celanese Americas Corporation, USA, (CAC) Celanese AG wrote-down its investment in Celanese Holding GmbH, Kronberg im Taunus, by [EURO]1,050 million. CAC is a 100% subsidiary of Celanese Holding GmbH, Kronberg im Taunus, which itself is a 100% investment of Celanese AG.

To optimize its financial structure, Celanese AG decreased its investments via capital reductions in InfraServ GmbH & Co. Hochst KG, Frankfurt am Main, by [EURO]16.8 Mio, in InfraServ GmbH & Co. Gendorf KG, Gendorf, by [EURO]2.73 Mio and in InfraServ GmbH & Co. Knapsack KG, Hurth, by [EURO]3.30 Mio.

In addition, Celanese sold its investment in InfraServ GmbH & Co. Deponie Knapsack KG, Erftstadt.

To improve administrative processes the Board of Management decided to introduce Shared Services for the legal, human resources, IT, and communications departments of the major subsidiaries in Germany as part of Celanese AG. Shared Services aims to lower costs and utilize existing synergies. Due to employees transferred as part of Shared Services to Celanese AG administrative expenses increased. Costs incurred by Shared Services are charged to the subsidiaries and are shown as other operating income which offsets the respective administrative cost increases.

The reduced net interest is due to the lower interest rates as compared to prior year.

The reduced other financial income results from the fact that appreciation of treasury stock benefited last year's result but did not occur in 2002.

The balance sheet of Celanese AG as holding company shows mainly investments and loans receivable from and payable to affiliates. The most significant influence on the capital structure in 2002 resulted from the write up of the investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus, and the contribution of treasury stock to Celanese Holding GmbH, Kronberg im Taunus. Due to the positive net earnings in 2002 other retained earnings were reestablished, which in 2001 had to be used completely to offset the significant net loss caused by the impairment of the investment in Celanese Holding GmbH. The balance sheet of Celanese AG has a solid structure with an equity ratio of 73 %, unchanged to the prior year.

The financial position of Celanese has improved. Financial debt was reduced further and cash and cash equivalents were increased

RISK MANAGEMENT

The Corporate Governance of Celanese AG has been a focal point in 2002. The term Corporate Governance is understood to be the structure of corporate management and the responsibilities arising there from.

Essential elements of the Corporate Governance structure are the supervision, guidance and control of risks specific to the enterprise. The Board of Management of a German joint-stock corporation (Aktiengesellschaft) is obliged to maintain an adequate system of risk management. This responsibility is met by Celanese AG through the application of appropriate tools as well as corresponding organizational preventive measures according to section 91 para.2 of the stock corporation act (Aktiengesetz). The Board of Management is thus able to recognize possible risks early on and to apply corresponding countermeasures.

The processes we have implemented for supervision, guidance and control, as well as the corresponding organizational regulations of Celanese AG ensure that the inclusion of risks related to group companies and significant associated enterprises are included in the risk management assessment performed by Celanese AG. In addition, the necessary risk management in Group companies and significant associated enterprises is governed by standards established by Celanese AG and supported by specific guidelines for the early detection of risks in the Group.

As an additional measure the Board of Management in 2002 appointed a global Governance and Risk Manager.

Risk management is under the supervision of Celanese Global Audit and is in accordance with Section 317 para. 4 of the German Commercial Code
(Handelsgesetzbuch).

According to Section 161 of the stock corporation act (Aktiengesetz), which was only introduced recently , Supervisory Board and Board of Management have issued a common declaration to follow the recommendations of the German Corporate Governance Code ( Deutscher Corporate Governance Kodex ). This declaration is published on the companies website ( www.celanese.com ).

ISSUING OF CELANESE SHARES AND STOCK EXCHANGE LISTING

The demerger and transfer of total assets was carried out in accordance with
Section 123 para. 2 no. 1 of the German Reorganization Act (Umwandlungsgesetz). Every shareholder owning shares of Hoechst Aktiengesellschaft on October 22, 1999, the day the demerger became effective, received one Celanese share for every ten Hoechst shares. No Celanese shares were issued for the treasury stock held by Hoechst Aktiengesellschaft at the time of the demerger. After the demerger, Hoechst Aktiengesellschaft no longer held any shares in Celanese AG. The share capital of Celanese AG after the demerger was divided into 55.9 million no-par shares with a nominal value for calculation of [EURO]2.56 (DM 5) per share.

Based on the authorization from the Annual General Meeting on May 10, 2000 allowing the Board of Management to repurchase shares of the company up to a maximum of 10% of its current capital stock, Celanese AG had repurchased 5,591,500 shares as treasury stock. Of this treasury stock, the supervisory board received in 2000 and 2001 a total of 11,022 shares as part of their annual compensation. On January 1, 2002 Celanese AG held 5,580,478 shares as treasury stock.

In 2002, the members of the supervisory board received an additional 8,383 shares of treasury stock as part of their annual compensation. In the annual general meeting of May 15, 2002 the Board of Management was authorized to retire treasury stock with the approval of the supervisory board but without further specific shareholder resolution and to repurchase treasury stock of up to 10% of the common stock of Celanese AG. After the approval of the supervisory board, the board of management retired in November 2002 1,125,000 shares of the treasury stock of Celanese AG. The retirement resulted in a reduction of Celanese AG's common stock by [EURO]2,876,016.83 to [EURO]140,069,354.19. Based on this decision, 284,798 shares of treasury stock were repurchased through December 31, 2002.

In November 2002, Celanese AG transferred 3,500,000 shares of treasury stock, valued at [EURO]75,250,000, to its 100 % owned subsidiary Celanese Holding GmbH, Kronberg im Taunus. According to Section no. 71d of the stock corporation act ( AktG ) these shares are regarded as treasury stock of Celanese AG. As of December 31, 2002, Celanese AG owned 1,231,893 shares of treasury stock directly and 3,500,000 shares indirectly. As of December 31, 2002, 50,058,476 shares are entitled to participate in the dividend distribution as compared to 50,326,355 shares in 2001.

The shares of Celanese AG are traded on the stock exchanges in Frankfurt am Main and New York.

The Celanese share is listed in the MDAX, the EuroStoxx 600 and since May 2002 in all MSCI Small CAP Indices.

OUTLOOK AND RISKS OF FUTURE DEVELOPMENT

In 2002, Celanese AG ended the year with a net profit after the significant loss in 2001 despite the difficult economic environment. The introduction of Shared Services in the administrative area is a further step to optimize the cost structure. In 2003, Celanese AG will continue these efforts with the introduction of Shared Services in the accounting area. This activity is supported by the introduction of a global SAP system under the synonym "OneSAP". With OneSAP Celanese will integrate its business systems on a global basis.

The position of Celanese AG has strengthened. Although we do not expect significant, positive economic signals, it is our opinion that the improvement measures implemented will contribute to solid results of operations excluding the special effects of 2002.

As a result of the net profit generated in 2002 the board of management and the supervisory board will propose a dividend of [EURO]0.44 per share to the Annual General Meeting (AGM) on April 1, 2003.

Risks with significant influence on the assets, liabilities, financial position and earnings of Celanese AG arise particularly from possible proportional expenditures in connection with demerged liabilities for environmental damages resulting from business sales as well as for liability risks arising from guarantees issued in connection with divestiture contracts. For this purpose, Celanese AG has established accruals as far as permitted. Within the framework of a graduated plan under the Hoechst Aktiengesellschaft demerger contract, Celanese AG is initially responsible for environmental damages up to an amount of [EURO]250 million. If such damages exceed this amount, they are assumed by Hoechst Aktiengesellschaft to a limit of [EURO]500 million. Celanese AG is responsible for one third of the amount beyond [EURO]750 million.

Additional material risks may result from investments in case continuous insufficient results, which can also be triggered by negative economic conditions, require impairment of such investments.

Management is currently not aware of any risks that jeopardize the existence or materially influence the development of Celanese AG.

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AUDITORS' REPORT ON THE FINANCIAL STATEMENTS OF CELANESE AG, Kronberg im Taunus
for the Year Ended December 31, 2002

We have audited the annual financial statements, together with the bookkeeping system, and the management report of Celanese AG for the business year from January 1, 2002 to December 31, 2002. The maintenance of the books and records and the preparation of the annual financial statements and management report in accordance with German commercial law are the responsibility of the Company's Board of Management. Our responsibility is to express an opinion on the annual financial statements, together with the bookkeeping system, and the management report based on our audit.

We conducted our audit of the annual financial statements in accordance with ss. 317 HGB (Handelsgesetzbuch: German Commercial Code) and the German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprufer in Deutschland (IDW). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the net assets, financial position and results of operations in the annual financial statements in accordance with German principles of proper accounting and in the management report are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Company and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the internal control system relating to the accounting system and the evidence supporting disclosures in the books and records, the annual financial statements and the management report are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by the Board of Management, as well as evaluating the overall presentation of the annual financial statements and management report. We believe that our audit provides a reasonable basis for our opinion.

Our audit has not led to any reservations.

In our opinion, the annual financial statements give a true and fair view of the net assets, financial position and results of operations of the Celanese AG in accordance with German principles of proper accounting. On the whole the management report provides a suitable understanding of the Company's position and suitably presents the risks of future development.

Frankfurt am Main, February 5, 2003

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft

Wirtschaftsprufungsgesellschaft

          Kuhn                     Euler
(German Public Auditor)   (German Public Auditor)

INCOME STATEMENT

For the period from January 1 through December 31, 2002 of Celanese AG

--------------------------------------------------------------------------------
                                            COMPARE
IN THOUSAND[EURO]                           TO NOTE           2002        2001
--------------------------------------------------------------------------------

General and administrative costs              3      -      53,936      43,491
Other operating income                        4      +      36,444      22,121
Other operating expense                              -       3,873       5,623
Income from investments                       5      +     175,933    (880,677)
Net interest                                  6      +      25,539      36,461
Other financial income                        7      +      (2,080)     16,960

--------------------------------------------------------------------------------
INCOME BEFORE TAXES                                  =     178,027    (854,249)
--------------------------------------------------------------------------------

Income taxes                                  8      -      36,608      29,919

--------------------------------------------------------------------------------
NET EARNINGS/ (LOSS)                                 =     141,419    (884,168)
--------------------------------------------------------------------------------


                                  page 13 of 48
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BALANCE SHEET
As of December 31, 2002 of Celanese AG

--------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                 COMPARE TO NOTE           2002         2001
--------------------------------------------------------------------------------------------------------------
ASSETS

     Intangible assets                                                    9                  389          107
     Property, plant and equipment                                       10                4,187        3,096
     Investments                                                         11            1,851,987    1,688,510

NON-CURRENT ASSETS                                                                     1,856,563    1,691,713

     Loans receivable                                                    12            1,315,573    1,320,713
     Other receivables and other assets                                  13               53,489       27,574

RECEIVABLES AND OTHER ASSETS                                                           1,369,062    1,348,287

     Treasury stock                                                      14               25,870      117,190
                                                                         15
     Cash and cash equivalents                                                            21,396        4,044

     Prepaid expenses and deferred charges                                                   174            0

CURRENT ASSETS                                                                         1,416,502    1,469,521

--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                           3,273,065    3,161,234
--------------------------------------------------------------------------------------------------------------

SHAREHOLDER'S EQUITY AND LIABILITIES

     Subscribed capital                                                                  140,069      142,945
       (Conditional capital)                                                             (3,196)          (0)
     Additional paid-in capital                                                        2,049,551    2,046,675
     Reserve for treasury stock                                                           25,870      117,190
     Retained earnings                                                                   140,564            0
     Unappropriated retained earnings                                                     70,710            0

SHAREHOLDER'S EQUITY                                                     16            2,426,764    2,306,810

SPECIAL RESERVE ITEM SUBJECT TO FUTURE TAXATION                          17                   63           63

     Pension accruals and similar obligations                            18               21,585       17,001
     Other accruals                                                      19              194,706      175,321

ACCRUALS                                                                                 216,291      192,322

                                  page 14 of 48


     Corporate debt                                                                      604,319      639,180
     Trade accounts payable                                                                7,703       11,327
     Miscellaneous liabilities                                                            17,925       11,532

OTHER LIABILITIES                                                        20              629,947      662,039

--------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                             3,273,065    3,161,234
--------------------------------------------------------------------------------------------------------------

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NOTES TO THE FINANCIAL STATEMENTS OF CELANESE AG

1  ACCOUNTING PRINCIPLES

The annual financial statements have been prepared in accordance with the requirements of the German Commercial Code (Handelsgesetzbuch) and the stock corporation act (Aktiengesetz, AktG). In order to improve reader comprehension, some of the legally required income statement and balance sheet items have been combined. For the same reason, we have gone beyond the legal requirements with regard to classification and shown various items in the balance sheet and income statement separately. The required detailed information and relevant explanations are contained in the notes.

2  ACCOUNTING AND VALUATION PRINCIPLES

Purchased intangible assets are carried at their acquisition cost and amortized over their expected useful lives.

Property, plant and equipment is capitalized at acquisition or manufacturing costs and depreciated over the expected useful life.

For PC's acquired on or after January 1, 2002 Celanese AG changed the useful lives to 4 years. PC's acquired prior to December 31, 2001 continue to be depreciated over a useful life of 3 years. The effect from this change amounts to [EURO]3 thousand.

Movable fixed assets are generally depreciated using the declining-balance method. For additions in the first half of the year the full depreciation for the year is being recorded. For additions in the second half of the year a half year depreciation is being recorded. In applying the declining-balance method of depreciation, a transition is made to the straight-line method of depreciation for residual book values as soon as this results in increased depreciation expense. Additionally, write-offs due to asset impairment are recorded if a decrease in value is expected to be permanent. Assets of minor value are depreciated in the year of acquisition and are shown as disposals

Investments are generally carried at acquisition cost, where necessary reduced by write-downs. Interest free or long-term loans carrying low interest rates are discounted.

Accounts receivable are stated at their nominal value. Appropriate provisions have been applied to account for risks.

Receivables and liabilities denominated in foreign currencies are translated at the rate on the day they are incurred. As of 2002, hedged as well as non-hedged short term loans receivable and payable are translated at the spot rate since this reflects more appropriately the earnings of Celanese AG. Specifically hedged receivables and payables can be individually allocated to the respective hedges. Due to the hedging of all foreign currency denominated receivables and payables , no effect results from this change. If translation at the spot rates results in a decrease of long-term receivables or an increase of long-term liabilities, these translated values are used. Negative exchange differences resulting there from are recognized in the income statement as an expense. Hedged loans are recorded at the forward rate. Cash and cash equivalents in foreign currencies are translated at the buying rate on the balance sheet date.

Treasury stock are valued at historical costs or market value, whichever is lower.

Accruals are stated at the amount required, based on sound business judgment.

The valuation of pension commitments is made in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" under United States generally accepted accounting principles. The valuation is based on a discount factor of 6.00% (previous year 6.25 %), an annual salary increase rate of 3.0 % (previous year 2.5 %), and an annual pension increase rate of 1.75 % (previous year 1.75 %). Statistic schedules of 1998 from Dr. Klaus Heubeck are used.

Liabilities are stated at their redemption amount.

3  GENERAL AND ADMINISTRATIVE COSTS

This item of the income statement contains particularly the general and personnel expenses of the Corporate Center in Kronberg im Taunus. The increase compared to the year 2001, is primarily a result of the implementation of Shared Services in the areas Human Resources, IT, Communication and Law.

4  OTHER OPERATING INCOME

Other operating income includes income related to other periods from the release of reserves of [EURO]16.5 million (previous year [EURO]1.5 million) as well as income from service level agreements from Shared

Service in the areas Human Resources, IT, Communication and Law amounting to [EURO]13.3 million (previous year [EURO]0)

5  INCOME FROM INVESTMENTS

 -------------------------------------------------------------------------------------------------------------
 IN THOUSAND[EURO]                                                                        2002           2001
 -------------------------------------------------------------------------------------------------------------
 INCOME FROM INVESTMENTS

    Domestic                                                                            24,548         21,725
    (of which from subsidiaries)                                                      (24,548)       (21,723)
    Abroad                                                                               1,005          2,457
    (of which from subsidiaries)                                                       (1,005)        (2,457)
    Gain on disposal of investments                                                     11,760              0
    Income from profit and loss transfer agreements                                     27,022            105
    Other investment income                                                            112,080        150,000

    GAINS                                                                              176,415        174,287

    Write-downs of investments                                                               0      1,050,000
    Loss on disposal of investments                                                          0          4,372
    Other investment expense                                                               482            592

    LOSSES                                                                                 482      1,054,964

 -------------------------------------------------------------------------------------------------------------
 INCOME FROM INVESTMENTS                                                               175,933      (880,677)
 -------------------------------------------------------------------------------------------------------------

From domestic service enterprises, having the legal form of partnerships, a total of [EURO]24.5 million of dividend income was received.

On May 9, 2001 the Annual General Meeting approved the profit and loss transfer agreement with Ticona GmbH, Kelsterbach dated March 13, 2001. From this profit and loss transfer agreement Celanese AG received [EURO]27 million in income during 2002.

In 1999 Celanese AG had impaired its investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus, a 100% subsidiary, in the amount of [EURO]112 million. Since 1999, the financial position of Celanese Chemicals Europe GmbH has improved considerably. Accordingly, in 2002 the investment was written up again.

In 1999, Celanese AG had accrued [EURO]150 million for further contributory obligations in respect of Celanese Chemicals Europe GmbH, Kronberg im Taunus. Since 1999, the financial position of Celanese Chemicals Europe GmbH had improved considerably. Therefore, the [EURO]150 million accrual had been released in 2001.

Based on reduced cash flow projections and the associated reduction in fair value of the investment in Celanese Americas Corporation, USA, (CAC) Celanese AG wrote-down its investment in Celanese Holding

GmbH, Kronberg im Taunus by [EURO] 1,050 million in the previous year. CAC is a 100% subsidiary of Celanese Holding GmbH, Kronberg im Taunus, which itself is a 100% investment of Celanese AG.

The gain on disposal of investments is a result of the sale of InfraServ GmbH & Co. Deponie Knapsack KG, Erftstadt.


6  NET INTEREST

--------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002           2001
--------------------------------------------------------------------------------------------------------------
Other interest and similar income                                                       42,374         80,968
     (of which from subsidiaries)                                                      (37,683)       (74,275)

Interest on corporate debt and other interest expenses                                  23,144         37,521
     (of which to subsidiaries)                                                        (12,427)       (12.511)
Hedging expenses of foreign exchange forward contracts                                   6,309        (6,986)

--------------------------------------------------------------------------------------------------------------
NET INTEREST (INCOME)                                                                   25,539         36,461
--------------------------------------------------------------------------------------------------------------

Income and expenses relating to subsidiaries arise for the most part from intra-group financing transactions. The intra-group financing transactions mostly relate to US-Dollar loans granted to US-subsidiaries.

To improve disclosure of the net interest result and the other financial result, expenses and income resulting from hedging surcharges and reductions from forward exchange transactions, that represent interest by nature, are shown in the interest result in 2002. In 2001, this was shown as part of the other financial result. Hedging surcharges and reductions resulted in income of [EURO] 9 million (previous year [EURO]6 million).


7  OTHER FINANCIAL INCOME

--------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002           2001
--------------------------------------------------------------------------------------------------------------
Sundry financial income                                                                101,801        105,026
Sundry financial expenses                                                              103,881         88,066

                                  page 20 of 48


--------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL INCOME                                                                 (2,080)         16,960
--------------------------------------------------------------------------------------------------------------

Sundry financial income and Sundry financial expenses show those items which relate solely to the financial area and are neither contained in investment income nor in net interest. This includes realized exchange gains or exchange losses in connection with corporate loans in foreign currencies and the management of the company's currency risk, as well as the valuation of the company's treasury stock. In comparison to last year, expenses and income from hedging reductions and surcharges are shown in the net interest result (see number 6).

The decrease in other financial income is mainly due to high appreciation on the company's treasury stock in the previous year.

8  INCOME TAXES

--------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002           2001
--------------------------------------------------------------------------------------------------------------
Corporation tax, Trade income tax, Solidarity surcharge                      +          37,477         29,171
Foreign withholding tax                                                      +           (869)            748

--------------------------------------------------------------------------------------------------------------
INCOME TAXES                                                                            36,608         29,919
--------------------------------------------------------------------------------------------------------------

The amount of tax expenditure is mainly a result of the write-up of the investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus.

Income tax expense of Celanese AG in 2002 was affected by tax refunds from prior years in the amount of [EURO]6.24 million. In 2001 [EURO]14 million of expense were related to prior years.

9  INTANGIBLE ASSETS

--------------------------------------------------------------------------------------------------------------
IN THOUSAND [EURO]
--------------------------------------------------------------------------------------------------------------
SOFTWARE
--------------------------------------------------------------------------------------------------------------

ACQUISITION COST
     Opening balance Jan.1, 2002                                                                          340
     Additions                                                                                          1,377
     Disposals                                                                                             32
     CLOSING BALANCE DEC. 31, 2002                                                                      1,685

                                  page 21 of 48

ACCUMULATED DEPRECIATION

     Opening balance Jan. 1, 2001                                                                         233
     Additions                                                                                          1,077
     Disposals                                                                                             14
     CLOSING BALANCE DEC. 31, 2002                                                                      1,296

--------------------------------------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2002                                                                              389
--------------------------------------------------------------------------------------------------------------
Net book value Dec. 31, 2001                                                                              107
--------------------------------------------------------------------------------------------------------------

High additions to acquisition costs as well as accumulated depreciation are based on the transfer of intangible assets at gross value from subsidiaries as a result of the implementation of Shared Services in the areas Human Resources, Law, IT and Communication.

The depreciation for the year 2002 is [EURO]456 thousand.

10  PROPERTY, PLANT AND EQUIPMENT

--------------------------------------------------------------------------------------------------------------
IN THOUSAND [EURO]
--------------------------------------------------------------------------------------------------------------
OTHER PLANT, FACTORY AND OFFICE EQUIPMENT
--------------------------------------------------------------------------------------------------------------
ACQUISITION OR MANUFACTURING COST

     Opening balance Jan.1, 2002                                                                        3,832
     Additions                                                                                          5,068
     Disposals                                                                                            172
     CLOSING BALANCE DEC. 31, 2002                                                                      8,728

ACCUMULATED DEPRECIATION

     Opening balance Jan1, 2002                                                                           736
     Additions                                                                                          3,970
     Disposals                                                                                            165
     CLOSING BALANCE DEC. 12, 2002                                                                      4,541

--------------------------------------------------------------------------------------------------------------
NET BOOK VALUE DEC.  31, 2002                                                                           4,187
--------------------------------------------------------------------------------------------------------------
Net book value Dec. 31, 2001                                                                            3,096
--------------------------------------------------------------------------------------------------------------

High additions to acquisition costs as well as accumulated depreciation are based on the transfer of fixed assets at gross value from subsidiaries as a result of the implementation of Shared Services in the areas Human Resources, Law, IT and Communication.

The depreciation for the year 2002 is [EURO]1,239 thousand.

11  INVESTMENTS

---------------------------------------------------------------------------------------------------------------
IN THOUSAND [EURO]
---------------------------------------------------------------------------------------------------------------
                                                                  SHARES IN        INVESTMENT
                                                               SUBSIDIARIES         INTERESTS            TOTAL
---------------------------------------------------------------------------------------------------------------
ACQUISITION COSTS

     Opening balance Jan. 1, 2002                                 2,758,052            92,595        2,850,647
     Additions                                                       75,250                 0           75,250
     Disposals                                                        1,036            22,830           23,866

CLOSING BALANCE DEC. 31, 2002                                     2,832,266            69,765        2,902,031

ACCUMULATED DEPRECIATIONS

     Opening balance Jan 1, 2002                                  1,162,135                 2        1,162,137
     Additions                                                                              0                0
     Disposals                                                           13                 0               13
     Reinstatement of original values                               112,080                 0          112,080

CLOSING BALANCE DEC. 31, 2002                                     1,050,042                 2        1,050,044

---------------------------------------------------------------------------------------------------------------
NET BOOK VALUE DEC. 31, 2002                                      1,782,224            69,763        1,851,987
---------------------------------------------------------------------------------------------------------------
Net book value Dec. 31, 2001                                      1,595,917            92,593        1,688,510
---------------------------------------------------------------------------------------------------------------

Additions relate to the contribution of treasury stock from Celanese AG to Celanese Holding GmbH, Kronberg im Taunus ([EURO]75.25 million).

Disposals of shares in subsidiaries relate to the sale of InfraServ GmbH & Co. Deponie Knapsack KG, Erftstadt ([EURO]1.02 million).

Reinstatement of original values relates to an impairment of the investment in Celanese Chemicals Europe GmbH, Kronberg im Taunus in 1999. Since 1999, the financial position of Celanese Chemicals Europe GmbH has improved considerably. Accordingly, the [EURO]112 million write-up of the investment became necessary in accordance with ss. 280 HGB.

Disposals at investments result from capital reduction of Infraserv GmbH & Co. Hochst KG ([EURO]16.8 million), InfraServ GmbH & Co. Gendorf KG ([EURO]2.73 million) and InfraServ GmbH & Co. Knapsack KG ([EURO]3.3 million).

12 LOANS RECEIVABLE

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                       2002               2001
----------------------------------------------------------------------------------------------------------------
from subsidiaries                                                                  1,315,211          1,320,298
from enterprises to which a participatory interest exists                                362                415

----------------------------------------------------------------------------------------------------------------
LOANS RECEIVABLE                                                                   1,315,573          1,320,713
----------------------------------------------------------------------------------------------------------------

Loans receivable mainly relate to short-term loans from intra-group financing transactions.

13 OTHER RECEIVABLES AND OTHER ASSETS

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                       2002               2001
----------------------------------------------------------------------------------------------------------------
Other receivables
     from subsidiaries                                                                40,570              2,559
     from enterprises to which a participatory interest exists                             0                 55
     from third parties                                                                  591              2,815

Tax receivables                                                                       12,328             22,145


----------------------------------------------------------------------------------------------------------------
OTHER RECEIVABLES AND OTHER ASSETS                                                    53,489             27,574
----------------------------------------------------------------------------------------------------------------

The decrease in other receivables from third parties is mainly associated with the depreciation of the time value of stock options.

Tax receivables mainly relate to short term value added tax receivables for the current year.

14 TREASURY STOCK

In 2000, Celanese AG repurchased 5,591,500 of its own shares. During the years 2000, 2001 and 2002 , 19,405 of the repurchased shares were distributed to the members of the Supervisory Board as part of their annual compensation. At the annual general meeting on May 15, 2002 the board of management was authorized to retire treasury stock and repurchase own shares up to 10% of the common stock with the approval of the supervisory board but without further specific shareholder resolution. After the approval of the supervisory board, the board of management retired in November 2002, 1,125,000 own shares. The retirement resulted in a reduction of Celanese AG's common stock by [EURO]2,876,016.83 to [EURO]140,069,354.19. Based on this decision 284,798 of treasury stock were repurchased until December 31, 2002.

In November 2002, Celanese AG transferred 3,500,000 shares of treasury stock valued at [EURO]75,250,000 to its 100% owned subsidiary Celanese Holding GmbH, Kronberg im Taunus. According to Section no. 71d of the stock corporation act ( AktG ) these shares are regarded as treasury stock of Celanese AG. As per December 31, 2002, Celanese AG owned 1,231,893 shares of treasury stock directly and 3,5000,000 shares indirectly .

The portion that corresponds to the common stock as of December 31, 2002 amounts to [EURO]3,149,284 ( 2,25% ). Directly and indirectly owned shares by Celanese AG correspond to 8,64% of the subscribed capital. The average purchase price per share was [EURO]21,95.

As of December 31, 2002 a valuation allowance of [EURO]1,2 million has been recorded ([EURO]5,2 million in 2001).

15 CASH AND CASH EQUIVALENTS

Cash and cash equivalents contain checks, cash on hand and at banks.

16 MOVEMENTS ON SHAREHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------
IN THOUSAND [EURO]                                            RESERVE
                                               ADDITIONAL       FOR         OTHER     UNAPPROPRIATED
                               SUBSCRIBED       PAID-IN       TREASURY     RETAINED      RETAINED    SHAREHOLDERS'
                                CAPITAL         CAPITAL        STOCK       EARNINGS      EARNINGS       EQUITY
-----------------------------------------------------------------------------------------------------------------
Shareholders' equity
as per Jan. 1, 2002              142,945       2,046,675      117,190             0             0      2,306,810

Transfer from Reserve for
Treasury Stock due to the
retirement of own shares               0               0     (24,341)        24,341             0              0

Retirement of own shares          (2,876)          2,876            0       (21,465)            0        -21,465



                                  page 25 of 48

Transfer from Reserve for
Treasury Stock due to the
transfer of shares to
Celanese Holding GmbH                  0               0      (66,979)       66,979             0              0
Net Income                             0               0            0             0       141,419        141,419
Reclassification from
unappropriated retained
earnings 2002                          0               0            0        70,709       (70,709)             0

-----------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
AS OF DEC. 31, 2002              140,069       2,049,551       25,870       140,564        70,710      2,426,764
-----------------------------------------------------------------------------------------------------------------

Due to the retirement of 1,125,000 own shares at a nominal value of [EURO]2.56 per share in November 2002 the subscribed capital was reduced by [EURO] 2,876,016.83 and amounted to [EURO]140,069,354.19 as of December 31, 2002.

The subscribed capital is divided up into 54,790,369 ( 55,915,369 in 2001 ) individual shares of which 1,231,893 are being held in treasury stock by Celanese AG and 3,500,000 - due to the transfer - being held by the 100% owned subsidiary Celanese Holding GmbH. As per December 31, 2002 50,058,476 (previous year 50,326,355) shares are entitled to participate in the dividend distribution of Celanese AG.

According to Section 58 para. 2 of the stock corporation act ( AktG ) half of the net income was transferred to other retained earnings.

As of February 5, 2003, Celanese AG has acquired an additional 146,200 shares of treasury stock.

The proposed appropriation of earnings takes into account directly or indirectly held own shares as per February 5, 2003. These are not entitled to a dividend according to Section 71b of the stock corporation act ( AktG ). As of February 5, 2003 49,912,276 shares are entitled for dividend. Due to the repurchase of own shares, the number of shares entitled to dividend might be reduced further between today and the annual general meeting. In this case, an amended proposal for the appropriation of earnings will be made to the shareholders at the annual general meeting. The dividend payment of [EURO]0,44 per share entitled to dividend will not be affected.

Board of Management and the Supervisory Board will propose the following appropriation of the retained earnings:

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                                          2002
----------------------------------------------------------------------------------------------------------------
Shareholders dividend                                                                                    21,961
Transfer to other retained earnings                                                                      48,749

17  SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002             2001
----------------------------------------------------------------------------------------------------------------
Adjustments solely relating to tax law in accordance with Section 1 Development
Aid Tax Law concerning financial assets
(Entwicklungshilfe-Steuergesetz)                                                            63               63

----------------------------------------------------------------------------------------------------------------
SPECIAL RESERVE ITEMS SUBJECT TO FUTURE TAXATION                                            63               63
----------------------------------------------------------------------------------------------------------------

18 PENSION ACCRUALS AND SIMILAR OBLIGATIONS

Accruals for pensions and similar obligations are set up for active and retired employees.

19 OTHER ACCRUALS

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002             2001
----------------------------------------------------------------------------------------------------------------
Liability risks                                                                         91,848          107,153
Lawsuit risks                                                                            5,367            6,684
Taxes                                                                                   75,280           31,956
Other                                                                                   22,211           29,528

----------------------------------------------------------------------------------------------------------------
OTHER ACCRUALS                                                                         194,706          175,321
----------------------------------------------------------------------------------------------------------------

The decrease of accruals for liability and lawsuit risks is related to the partial use of the accruals and to the release ([EURO]8,772 thousand) of environmental accruals following respective agreements regarding the liability risks from environmental damages. These liabilities arose from contracts which were entered into by Hoechst and subsequently assigned to Celanese AG with the demerger of businesses.

The increase in tax accruals mainly relates to taxes for 2002.

20 LIABILITIES

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002             2001
----------------------------------------------------------------------------------------------------------------
CORPORATE DEBT
Loans from subsidiaries                                                                514,172          390,434
Loans from enterprises with which a participatory interest exists                       90,147          231,979
Bank loans and overdrafts                                                                    0           16,767

----------------------------------------------------------------------------------------------------------------
CORPORATE DEBT                                                                         604,319          639,180
----------------------------------------------------------------------------------------------------------------

The loans from subsidiaries result from intra-group financing transactions.

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                         2002             2001
----------------------------------------------------------------------------------------------------------------
MISCELLANEOUS LIABILITIES
Amounts owed to subsidiaries                                                             5,902           10,619
Payroll liabilities                                                                        484              431
Social security liabilities                                                                223              113

                                  page 28 of 48

Tax liabilities                                                                          9,218                0
Other liabilities                                                                        2,098              369
----------------------------------------------------------------------------------------------------------------
MISCELLANEOUS LIABILITIES                                                               17,925           11,532
----------------------------------------------------------------------------------------------------------------

Tax liabilities relate to corporation tax and solidarity surcharge payable for previous years.

Liabilities have a remaining term of up to one year.

ADDITIONAL DISCLOSURES

21 PERSONNEL EXPENSE

---------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                           2002          2001
---------------------------------------------------------------------------------------------------------------
Salaries                                                                                  16,619        14,363
Social security contributions                                                              1,333           826

PERSONNEL EXPENSE EXCLUDING PENSIONS                                                      17,952        15,189

Pensions                                                                                   3,920         5,131

---------------------------------------------------------------------------------------------------------------
PERSONNEL EXPENSE                                                                         21,872        20,320
---------------------------------------------------------------------------------------------------------------

The increase in salaries is mainly due to the transfer of employees from subsidiaries following the implementation of Shared Services.

22 STOCK-BASED COMPENSATION

There are various stock-based compensation plans, for which accruals in the amount of [EURO]3,8 million ( [EURO]5 million in 2001 ) have been set up as of December 31, 2002.

23 ANNUAL AVERAGE NUMBER OF EMPLOYEES

-----------------------------------------------------------------------------------------------------------------
                                                                                           2002             2001
-----------------------------------------------------------------------------------------------------------------
Corporate Center                                                                            138               83

24 COMMITMENTS NOT INCLUDED IN THE BALANCE SHEET

Various contracts relating to the business of the Celanese Group, under which Hoechst Aktiengesellschaft was the contracting party, were assigned to Celanese AG in accordance with the demerger. Cela-nese AG and its subsidiaries are liable to the contract partners for all liabilities arising from these contracts. Hoechst Aktiengesellschaft has indemnified Celanese AG from substantially all liabilities which are not linked to the operating activities of investments held by Celanese AG (except for liabilities relating to environmental risks). The environmental risks in relation to liabilities for environmental damages pursuant to the sales contracts of 19 industrial chemical businesses sold by Hoechst Aktiengesellschaft were demerged to Celanese AG. The corresponding environmental liability is divided for this purpose into three layers: Celanese AG is initially fully liable for environmental damages up to a total amount of [EURO]250 million; Hoechst Aktiengesellschaft is liable for amounts exceeding this level up to a total amount of [EURO]500 million, and Celanese AG is liable up to one third for any amounts for environmental damages exceeding [EURO]750 million. This rule also applies to the initially mentioned risks from environmental damages from contracts demerged to Celanese AG.

At this point no reliable representation about the extent of demerged liabilities can be made, however, we believe that the established accruals are sufficient.

Risks of the subsidiary Nutrinova Nutrition Specialties & Food Ingredients GmbH in connection with pending anti-trust proceedings and civil suits regarding sorbates that, in accordance with the demerger contract are to be borne one fifth by Celanese AG and four fifths by Hoechst Aktiengesellschaft, have been provided for with an accrual. Celanese AG is of the opinion that all arising liabilities do not have a material negative impact on the assets and liabilities of Celanese AG taking into account the reimbursements from Hoechst Aktiengesellschaft.

In the context of the demerger, Hoechst Aktiengesellschaft has transferred its potential liability for residual contamination of previous production sites of Hoechst Aktiengesellschaft to Celanese AG. However, the internal relationship stipulates an obligation for Hoechst Aktiengesellschaft to carry two thirds of the expenses that do not give rise to asserted indemnification or compensation claims against third parties. Claims against companies belonging to the Celanese group qualify as indemnification or compensation claims against third parties which would exclude a compensation claim for two thirds of the expenses by Celanese AG against Hoechst Aktiengesellschaft. Therefore, and insofar as such claims exist against subsidiaries of Celanese AG, the original liability would remain within the Celanese group.

Additionally, Celanese AG is a limited partner of several InfraServ companies. The limited partners have an obligation to provide supplementary contributions for residual contaminations from the period before the formation of the InfraServ companies which are not allocable to the polluter. Future costs for environmental protection and the elimination of contaminations are difficult to determine due to uncertainties regarding the legal provisions, rules and information pertaining to the individual sites.

For loans granted to group companies Celanese AG has issued guarantees to various financial institutions to the amount of [EURO]312 million. In addition, guarantees have been granted in connection with the sale of subsidiaries to the amount of [EURO]31 million.

Furthermore, liability risks arise from guarantees issued in connection with divestiture contracts of Celanese Holding GmbH for which Celanese AG is liable.

Due to the positive development of Celanese Chemicals Europe GmbH the guarantee that had been issued for the further contributory obligations in 1999 has been terminated as of December 31, 2002.

25 OTHER FINANCIAL COMMITMENTS

Other financial commitments mainly result from lease agreements.

26 DERIVATIVE FINANCIAL INSTRUMENTS

Celanese AG entered into hedging agreements with subsidiaries and banks. The foreign currency derivatives are valued per foreign currency pair according to the fair value method. Valuation losses and gains are offset within one currency pair.

Derivative instruments are solely employed for hedging purposes. To hedge currencies and interest items from the operating activities as well as intra-group financing transactions, Celanese AG typically enters into instruments such as forward exchange contracts and currency and interest swaps.

As of December 31, 2002 forward exchange contracts totaling [EURO]1,440 million were outstanding. [EURO]1,306 million were concluded with third parties, of which [EURO]1,078 million pertain to the hedging of intra-group credits and investments. A further [EURO]133 million existed with group companies as hedging for their operating activities.

To hedge a stock-based compensation program implemented in 2001 Celanese AG acquired 1 million call options settled in its own stock. As of December 31, 2002 these options had a fair value of [EURO]0,5 million.

27 LIST OF INVESTMENT HOLDINGS

The list of investment holdings of Celanese AG as of December 31, 2002 contains the information required by Section 285 no. 11 of the German Commercial Code (Handelsgesetzbuch).

28 INFORMATION RELATED TO THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT

----------------------------------------------------------------------------------------------------------------
IN THOUSAND[EURO]                                                                                          2002
----------------------------------------------------------------------------------------------------------------
Supervisory Board emoluments
   Fix                                                                                                      545
   Variable                                                                                                 276

                                  page 32 of 48


   Total Emoluments of the Board of Management                                                              821
   Fix                                                                                                    2,348
   Variable                                                                                               2,670
   Total                                                                                                  5,018

Members of the board of management did not exercise any rights from stock based compensation programs in 2002. Members of the board of management hold a total of 772,760 rights from stock-based compensation programs.

Members of the supervisory board did exercise rights in the amount of [EURO]276 thousand. Members of the supervisory board hold a total of 102,900 stock appreciation rights.

THE SUPERVISORY BOARD
(As of December 31, 2002)


DR. GUNTER METZ (1),(2),(3),(4)
Chairman,
Former Deputy Chairman of the Board of Management of Hoechst Aktiengesellschaft Member of the Supervisory Board: Aventis S.A.*, Schenker AG, Zurich Beteiligungs-AG (Germany)

REINER NAUSE (1),(2),(4)
Deputy Chairman,
Technician, Chairman of the Central Workers' Council of Celanese Chemicals Europe GmbH, Chairman of the Celanese AG Group Workers' Council

SAAD A. AL-SHUWAIB (4)
(since May 15, 2002)
Chairman and Managing Director of Petrochemical Industries Co., Kuwait Member of the Board of Directors: Kuwait Petroleum Corporation

DR. HANSWILHELM BACH (3)
Graduate chemist, head of Environmental Health and Safety Affairs Ticona GmbH, Kelsterbach site

HANS-JURGEN BRINKMANN (3)
Plant mechanic, member of the Workers' Council of Celanese Chemicals Europe GmbH, Ruhrchemie plant

KHALED S. BUHAMRAH
(until May 15, 2002)
Former Chairman and Managing Director of Petrochemical Industries Co., Kuwait Member of the Board of Directors: Kuwait Petroleum Corporation

ARMIN DROTH (1)
Electrical engineer, representative of the VAA (German association of management and professional staff), member of the Workers' Council of Celanese Chemicals Europe GmbH, Hochst site

ALAN R. HIRSIG (2),(4)
Former Chief Executive Officer of ARCO Chemical Company, USA Member of the Board of Directors: Checkpoint Systems Inc.*, Hercules Inc.*, Philadelphia Suburban Corporation*

DR. JOANNES C. M. HOVERS (1),(4)
Former Chief Executive Officer of Oce N.V., Netherlands
Member of the Supervisory Board: GTI N.V.*, GVB N.V., Inter Access N.V., Koninklijke Grolsch N.V.*, Kusters Engineering N.V., Mignos en De Block N.V., Multi Processing Equipment Group N.V., De Nederlandsche Bank N.V., Penguin Ventures N.V., Randstad Holding N.V.*, Schils N.V., Stork MPS N.V., Tilburg University (KUB)

RALF SIKORSKI (4)
Labor union secretary, deputy regional head of the IG BCE for Hesse / Thuringia

DR. ALFONS TITZRATH (3)
Former Chairman of the Supervisory Board of Dresdner Bank AG, Member of the Supervisory Board: Deutsche Lufthansa AG *, RWE AG*

KENDRICK R. WILSON III (3)
Managing Director of Goldman, Sachs & Co., USA
Member of the Board of Directors: Anthracite Capital Inc.*, American Marine Holdings Inc.

WERNER ZWOBODA (4)
(until December 31, 2002)
Mechanic, former Chairman of the Central Workers' Council of Ticona GmbH and member of the Group Workers' Council of Celanese AG





(1) Committee in accordance with ss. 27 MitbestG, (German Co-Determination Act)
(2) Personnel and Compensation Committee
(3) Finance and Audit Committee
(4) Strategy Committee

*   Listed company


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


BOARD OF MANAGEMENT
As of December 31, 2002)


Claudio Sonder
   Chairman
Member of the Supervisory Board: Dresdner Bank Lateinamerika AG, Hamburg, Companhia Suzano de Papel e Celulose S.A.*, Brazil
Member of the Board of the Ibero-America Association, Hamburg

Andreas Pohlmann
(since October 22, 2002)
   Chief Administrative Officer, Director of Personnel
Performance Products, Innovation, Environment, Personnel, Law
Member of the Supervisory Board: Pensionskasse der Mitarbeiter der Hoechst-Gruppe VvaG (German pension fund for employees of the Hoechst Group)

Perry W. Premdas
   Chief Financial Officer
Acetate Products

Ernst Schadow
(until October 21,  2002)
Chief Technology Officer, Director of Personnel

David N. Weidman
   Chief Operating Officer
Acetyl Products, Chemical Intermediates, Technical Polymers Ticona
Member of the Board of Directors: American Chemistry Council, National Advisory Council of the Marriott School of Management


*    Listed company

29  CORPORATE GOVERNANCE

According to Section 161 of the stock corporation act ( AktG ), which was only introduced recently , Supervisory Board and Board of Management have issued a common declaration to follow the recommendations of the German Corporate Governance Code ( Deutscher Corporate Governance Kodex ). This declaration is published on the companies website ( www.celanese.com ).

Kronberg im Taunus, February 5,  2003


.................................................................................
.................................................................................
Claudio Sonder                                          Perry Premdas







.................................................................................
.................................................................................
David Weidman                                           Dr. Andreas Pohlmann

CORPORATE GOVERNANCE REPORT OF THE BOARD OF MANAGEMENT AND SUPERVISORY BOARD

The year 2002 brought about a wide range of corporate governance legislation and initiatives in Germany as well as in the United States of America, which impact those companies listed on the respective stock exchanges. The newly implemented legal requirements also underscore Celanese's understanding of corporate governance.

Celanese's commitment to best-in-class corporate governance is as old as the company itself. When Celanese incorporated in 1999, the Board of Management and the Supervisory Board devised a framework for governing the company that was intended to enhance the company's value for its shareholders.

This corporate governance framework included establishing and living a corporate culture and set of values committed to good corporate governance. A summary of our corporate culture and values was included in the company's Global Business Conduct Policy in 2002. The implementation and maintenance of effective and transparent internal as well as external control processes is key to sound corporate governance. Effective risk management systems and timely, comprehensive communication with our shareholders are complementary elements in our efforts to achieve best-in-class corporate governance.

GLOBAL BUSINESS CONDUCT POLICY

During the course of 2002, the Board of Management established a Global Business Conduct Policy (BCP) which sets forth clear rules for company management as well as for all Celanese employees. The roll-out of this global BCP commenced at the end of 2002. The Board of Management appointed a Global Governance and Risk Officer, who is responsible for establishing the effective structure and processes necessary to breathe life into the BCP. Various help lines have been set up so that every Celanese employee, regardless of where this employee works, can contact a regional coordinator or the Global Governance and Risk Officer directly in the event that this employee would like to report infringements or risks impacting the company. The Global Governance and Risk Officer will examine and regularly report such information to the Board of Management and the Supervisory Board's Finance and Audit Committee. During the course of the next business year, various training courses will be held to ensure that each employee understands and follows the BCP principles.

EFFECTIVE OVERSIGHT AND CONTROL BY THE SUPERVISORY BOARD

Since its very beginning, the Supervisory Board of Celanese AG has implemented various committees to oversee, control and advise the Board of Management effectively and efficiently. The Supervisory Board set up its own rules of procedure from the onset, and its committees, namely the Finance and Audit Committee, the Strategy Committee, and the Personnel and Compensation Committee, were given their own individual rules of procedure in 2002. These rules provide for clear and transparent processes and structures as part of the oversight and control processes.

Both the revised rules of procedure for the Supervisory Board as well as the new rules of procedure for the committees reflect the recommendations on Supervisory Board processes given in the German Corporate Governance Code (Code) and serve as the basis for full compliance with the Code.

The rules of procedure for the Board of Management have also been revised and now clearly state the Board of Management's reporting obligations to the Supervisory Board.

In connection with the new U.S. corporate governance requirements, the company has introduced several new procedures such as the Finance and Audit Committee's self-assessment processes, whistleblower procedures, and the designation of a member of the Finance and Audit Committee as a financial expert.

Regardless of any written documentation, corporate governance should be measured by the cooperation between the Board of Management and the Supervisory Board. Communication and cooperation between these two boards accomplished in an atmosphere of trust is the basis for an effective Supervisory Board control mechanism. Such an atmosphere of cooperation has existed and been sustained since the company was founded.

RISK MANAGEMENT SYSTEMS

The risk management systems at Celanese AG are in place to effectively identify and manage risks. The systems fully comply with existing German legal requirements. However, one of Celanese's objectives is to harmonize and standardize risk management systems, not only at the Celanese AG level, but across all the group's companies. Thus the Global Governance and Risk Officer has been given the task of implementing a harmonized and standardized set of risk management systems across the businesses during the forthcoming year.

COMMUNICATION WITH OUR SHAREHOLDERS

Celanese communicates its governance standards internally and externally, and will continue to do so in the future. The company has introduced its own corporate governance site on its intranet, where information about the global BCP and the company's corporate governance guidelines can be accessed by every employee. Furthermore, the company added a link on corporate governance issues to its Internet website. Information about Celanese's corporate governance practices, such as the global BCP, its corporate governance guidelines, the statement of compliance with the Code, as well as any current certifications made by the company or its bodies are now available to all shareholders and stakeholders.

In 2002, Celanese continued to offer its shareholders easy access to the AGM via live Internet transmission and the opportunity to electronically instruct the proxy committee on how to vote until the moment when voting at the AGM commences.

GERMAN CORPORATE GOVERNANCE CODE

The Board of Management and the Supervisory Board published a statement of full compliance with the Code at the end of December 2002. This unrestricted statement is a further example of Celanese's commitment to corporate governance.

OTHER CORPORATE GOVERNANCE ISSUES

Celanese is committed to constantly reviewing and improving its existing corporate governance processes. Therefore, it will take a proactive approach in following and applying evolving best practices in governance. Celanese will continue to anticipate and prepare for the newly implemented U.S. governance requirements, such as the Sarbanes-Oxley Act, as well as the NYSE recommendations due to be finalized this year.

Kronberg im Taunus, February 2003

Celanese AG

The Board of Management     The Supervisory Board

REPORT OF THE SUPERVISORY BOARD

Dear Shareholder,

The year 2002 was characterized for our company by further significant steps to increase growth and profitability as well as to realign the company's portfolio.The measures introduced in 2001 to increase efficiency have already borne the first fruit. Against the backdrop of the uncertain economic develop-ment in the markets in which our company is active, and the continued economic weakness in those national economies which are key to us, these positive internal developments are especially important to our company. On behalf of the Supervisory Board, I would like to acknowledge the Celanese Board of Management members and employees for the success which we achieved.

ADVISING THE BOARD OF MANAGEMENT ON ITS GROWTH STRATEGY

In a time of far-reaching challenges to a market focus, technology development and to the strategic decisions for positioning the company in the future, it is essential that the Supervisory Board and the Board of Management work together in an open atmosphere of trust. The Supervisory Board closely advised the Board of Management on matters concerning the company's growth and success as the Board performed the duties incumbent upon it, particularly in strategic decision-making. The Super-visory Board relied on continuous and comprehensive information supplied to it and its committees in a timely manner, concerning all important business transactions and decisions to be made. The Super-visory Board and its committees held regular formal meetings. Regular contact was also maintained and regularly scheduled individual discussions were held between the chairmen of the Supervisory Board and of the individual Supervisory Board committees and, in particular, the Chairman of the Board of Management and the Chief Financial Officer.

The work of the Supervisory Board focused in detail on monitoring the company's initiatives to in-crease growth and productivity. In particular, this included closely following the programs to increase efficiency implemented in 2001. The Six-Sigma-based approaches and projects to increase productivity were implemented as part of "Operational Excellence" across-the-board and at an increasing number of levels in the company, during the year under review. The Supervisory Board was kept informed of the results of these projects at all times.

The Board of Management and Supervisory Board also focused on the innovation offensive and man-agement development. The Supervisory Board and its Strategy Committee focused on these topics at their meetings in December 2002, in which the members intensively discussed with the Board of Man-agement the significance of these factors for sustainable success of all the companies' individual bu-sinesses. The systematic evaluation of technologies which are critical to Celanese, as well as identifying new growth opportunities that are technology and market driven are a joint responsibility of the Board of Management and the business haeds of the individual companies in our Group. Anchoring a constant willingness to change within the corporate culture and successfully designing change are key respon-sibilities of the management. The Supervisory Board noted the Board of Management's initiatives in this area supportively: be it in the implementation of growth-oriented initiatives or in sustainably developing the next generation of company executives. The Talent Review Process was implemented throughout most of the entire company and is complemented by programs for those employees who are just embarking upon their careers as well as through the Champ program for highly qualified college graduates.

The strategy for continued development and a focus on the portfolio of the company's business activities was rigorously implemented in 2002. Major changes were achieved through acquisitions, alliances and divestitures, most notably:

o the acquisition of the European emulsions and global emulsion powders business from Clariant AG, Switzerland

o the divestiture of Trespaphan (OPP films business) to Dor-Moplefan / Bain Capital

o    the planned joint venture for Oxo products in Europe with Degussa AG

o the formation of a joint venture called Estech GmbH with the U.S. company Hatco in neopolyol esters for synthetic lubricants

o    the divestiture of the U.S. amines business to Zetachem, South Africa

A good record in environmental, health and safety affairs also plays a role in the success and growth of a company. The Supervisory Board kept itself abreast of the status of developments in this area. The company's first sustainability report provides an overview of the obligations the company has to sustainably manage natural resources. This publication lists concrete examples of contributions our company has made to the social, economic and ecological aspects of sustainable, future development of Celanese. Also of particular importance for the company is the continuing positive progress made on the company's safety record. The company has made great progress towards its goal of having zero accidents.

Moreover, the Supervisory Board was informed comprehensively and in a timely manner on those issues it is required to decide upon in accordance with legal requirements and the company's articles of association. The matters requiring Supervisory Board approval by resolution were discussed in detail by the Supervisory Board with the members of the Board of Management.

GOOD CORPORATE GOVERNANCE AS A GUARANTEE OF BUSINESS SUCCESS

The year 2002 was characterized by special initiatives in the area of Corporate Governance.

A visible expression of the high standards Celanese adheres to in Corporate Governance is the comply-or-explain statement submitted by the Board of Management and Supervisory Board concerning the German Corporate Governance Code, stating the company's full compliance with the code's recom-mendations without exception.

We have revised some of the internal processes of the Supervisory Board based on new U.S. regula-tions that impact our company because of its listing on the NYSE. Of particular note are the Finance and Audit Committee's intensive work and the committee's first self-assessment of its work.

One clear indication of the Supervisory Board members' serious commitment to their responsibilities is the high level of participation in the meetings. In 2002, the Supervisory Board met on March 5, May 15, September 24 and December
11. The Finance and Audit Committee met twice - on March 4 and on December 10. The members of the Strategy Committee met for their meeting on December 10. The Personnel and Compensation Committee met a total of four times during the year under review.

Almost all members of the Supervisory Board participated in the meetings of the Supervisory Board and its committees. Only one member was excused absent from the March Supervisory Board meeting, and two members had excused absences from the September meeting. This corresponds to an average attendance rate of over 93%. All Supervisory Board members participated in the resolutions by written ballot, which have become a necessary procedure between the meetings.

As in the past, the Supervisory Board kept itself informed of important issues by visiting key sites of the company. The Supervisory Board combined its September meeting with a visit to the integrated acetic acid complex in Singapore and the company's joint venture for acetate tow in Nantong and other activities in China. This gave the Supervisory Board the opportunity to get first hand information on the company's strategic positioning in this region.

APPROVING THE 2002 ANNUAL FINANCIAL STATEMENTS

The company's Annual General Meeting on May 15, 2002 elected KPMG Deutsche Treuhand-Gesell-schaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft as its auditor. KPMG received the engage-ment letter for the audit from the Chairman of the Supervisory Board on May 16, 2002.

KPMG declared that no relations exist between it and Celanese AG that would be grounds for doubting the auditor's independence. In addition to that, the auditors submitted a written certification to the Chairman of the Supervisory Board on October 29, 2002 that the recommendations included in the Corporate Governance Code concerning the contractual relation between company and auditor were met.

Celanese AG's annual financial statements and management report were prepared in accordance with the German Commercial Code and the Stock Corporation Act. The consolidated financial statements were prepared in accordance with U.S. GAAP and were supplemented by a Group management report and further explanations pursuant to Article 292a of the German Commercial Code. Pursuant to Article 292a preparing consolidated financial statements in accordance with U.S. GAAP releases the company from the obligation to draw up consolidated financial statements according to German law. The annual financial statements and the consolidated financial statements of Celanese AG of December 31, 2002, and the management report of Celanese AG and the Group management report were audited by KPMG, which issued an unqualified opinion.

All the above-mentioned financial report documents and the corresponding auditor's reports were made available to the Finance and Audit Committee and the Supervisory Board and were checked by both of them. This year, in agreement with the Supervisory Board, the company moved up the date for releasing the year's net earnings, the annual meeting and the related processes, by several weeks, in order to be able to release the net earnings as early as possible. This involved setting earlier deadlines for the appropriate documentation. The auditors kept the Supervisory Board and the

Finance and Audit Committee of the Supervisory Board constantly informed during the audit of the annual financial statements.

The auditors, who attended the meetings of the Finance and Audit Committee, reported on the progress and main results of their audit in the Finance and Audit Committee meeting on February 11, 2003. The auditors were available to answer questions from the members of the Supervisory Board.

The Supervisory Board noted and discussed the results of the audit performed by the auditors. As a result of its own examination, the Supervisory Board concluded that no objections should be raised. For the first time, the Supervisory Board approved not only Celanese AG's 2002 financial statements, but also the consolidated financial statements for 2002, in its meeting on February 12, 2003, as a result of newly enacted regulations. The annual financial statements of Celanese AG are thus approved.

CHANGES IN THE BOARD OF MANAGEMENT AND THE SUPERVISORY BOARD

Prof. Dr. Ernst Schadow resigned as member of the Board of Management of Celanese AG to enter into retirement, as of October 21, 2002. In its meeting on September 24, 2002, the Supervisory Board thanked him for nearly thirty years of service - accomplished in an atmosphere of successful coope-ration and trust - to first Hoechst AG and then, for the last three years, to our company. The Supervisory Board wishes Dr. Schadow well in his future. Dr. Andreas Pohlmann was appointed as a member of the Board of Management and as Director of Personnel, from October 22, 2002 until October 31, 2005. In addition to these duties, Mr. Pohlmann is also responsible for Performance Products - particularly Nutrinova - for Environmental, Health and Safety Affairs, as well as for innovation initiatives by the Board.

Mr. Sonder was reappointed to the Board of Management and as its Chairman until October 31, 2004, at the Personnel and Compensation Committee meeting in May 2002. Mr. Premdas was also reap-pointed to the Board of Management until October 31, 2004, while Mr. Weidman's mandate was extended until October 31, 2005.

At the Annual General Meeting on May 15, 2002, Mr. Saad Ali Al-Shuwaib was elected as shareholder representative to the Supervisory Board. He succeeds Mr. Khaled Saleh Buhamrah, who served the company in that capacity for many years. We would like to thank him for his constructive work and loyalty.

Mr. Werner Zwoboda retired from the Supervisory Board of Celanese AG effective December 31,2002. In its meeting on December 11, 2002, the Supervisory Board thanked him for his constructive work provided in an atmosphere of trust. Mr. Herbert Schmalz has replaced Mr. Zwoboda as a member of the Supervisory Board representing the employees, effective January 1, 2003.

The Supervisory Board thanks the Board of Management, the employees and the employees' rep-resentatives and acknowledges their dedication and hard work in the difficult business year of 2002.


Kronberg im Taunus, February 12, 2003

The Supervisory Board

Dr. Gunter Metz